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Exhibit 21.1

Significant Subsidiaries of Dynegy Inc.
As of December 31, 2011

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION
1.	Dynegy Holdings Inc.	Delaware
2.	Illinova Corporation	Illinois

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  Exhibit 21.1
Significant Subsidiaries of Dynegy Inc. As of December 31, 2011